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                                                                   EXHIBIT 10.4


                            TAX ALLOCATION AGREEMENT


AGREEMENT dated ______________ by and among Odetics, Inc. (Parent FEIN:
95-2588496) and each of its undersigned subsidiaries.



                                   WITNESSETH

WHEREAS, the parties hereto are members of an affiliated group (Affiliated Group) as defined in Section 1504(a); and

WHEREAS, such Affiliated Group has filed U.S. consolidated income tax returns for its tax years ended March 31, 1993 through March 31, 1995 and is required to file consolidated tax returns for subsequent years; and

WHEREAS, it is the intent and desire of the parties hereto that a formalized agreement be entered into to document the method established for allocating the consolidated tax liability of the Affiliated Group among its members, for reimbursing the Parent (or the subsidiary making such payment for the Parent) of such tax liability, and for allocating and paying any refund arising from a carryback of losses or tax credits from subsequent tax years.

Now, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. A U.S. consolidated income tax return is filed by the Parent. Each subsidiary shall execute and file such consent, elections, and other documents that may be required or appropriate for the proper filing of such returns.

2. The Parent and each Subsidiary agree that the consolidated tax liability for each year, determined in accordance with Regulation
         Section 1.1502-2, shall be apportioned among them in accordance with Internal Revenue Code Section 1552(a)(1). For purposes of this agreement, the consolidated tax liability shall include any liability for alternative minimum tax. In applying that Internal Revenue Code and regulations, the tax liability for a given tax year shall be apportioned only among the members of the Affiliated Group with separate company taxable income for that tax year. The tax liability will be allocated to these profit members in the same ratio as each member's separate company taxable income bears to the total of the separate company taxable incomes of all profit members. No tax liability will be allocated to a member of the affiliated group with a current year taxable loss. Further, no benefit will be provided to a loss member for utilization of its net operating loss by another member. For purposes of allocating alternative minimum tax, alternative minimum taxable income amounts shall be substituted for taxable income amounts in the this calculation.

3. Payment of the consolidated tax liability for a taxable period shall include the payment of estimated tax installments due to such taxable period, each subsidiary shall pay to the Parent its share of each payment within _____ days of receiving notice of such payment from the


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Odetics, Inc. & Subsidiaries                                             Page 2
Tax Allocation Agreement                                       December 1, 1996






         Parent, but in no event later than the due date for each such payment. Any amounts paid by a subsidiary on account of a separate return or separate estimated tax payments that are credited against the consolidated tax liability of the Affiliated Group shall be included in determining the payments due from such subsidiary. Any overpayment of estimated tax should be refunded to the subsidiary.

4. If part or all of an unused tax credit is allocated to a member of the Affiliated Group pursuant to Regulation Section 1.1502-79, and is carried back or forward to a year in which such member filed a separate return or a consolidated return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such member. Notwithstanding the above, the Parent shall determine whether an election shall be made not to carry back part or all of a consolidated net operating loss for any tax year in accordance with Internal Revenue Code Section 172(b)(3).


5. If the consolidated tax liability is adjusted for any taxable period, whether by means of an amended return, net operating loss carryback, claim for refund, or after a tax audit by the Internal Revenue Service, the liability of each member shall be recomputed to give effect to such adjustments, and in the case of a refund, the Parent or designated subsidiary shall make payment to each member for its share of the refund, determined in the same manner as in paragraph 2 above, within ___ days after the refund is received by the Parent, and in the case of an increase in tax liability, each member shall pay to the Parent its allocable share of such increased tax liability within ___ days after receiving notice of such liability from the parent.

6. If during a consolidated return period, the Parent or any subsidiary acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this agreement.

7. This agreement shall apply to the tax year ending _________________, and all subsequent taxable periods unless the Parent and the subsidiaries agree to terminate the agreement and the Affiliated Group properly elects to change its method for allocating tax liability pursuant to the Internal Revenue Code and Treasury Regulations. Notwithstanding such termination, this agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

8. This agreement shall be binding upon and inure to the benefit of any successor, whether by statutory merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives on _______________.


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Odetics, Inc. & Subsidiaries                                             Page 3
Tax Allocation Agreement                                       December 1, 1996





ODETICS, INC. (FEIN #:  95-2588496)


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Officer                                                Title



ATL PRODUCTS, INC. (FEIN #: 95-3824281)


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Officer                                                Title